                                                                    EXHIBIT 11.1

                                 SPINCYCLE, INC.
                  COMPUTATION OF HISTORICAL NET LOSS PER SHARE
                              (ALL AMOUNTS ACTUAL)


                                                                     Historical Net Loss per Share (1)
                                         -----------------------------------------------------------------------------------------
                                                             Fiscal Year Ended                        Fiscal Quarter Ended
                                            December 31,         December          December        March 31,         March 22,
                                                1995             31, 1996          28, 1997           1997             1998
                                         ------------------- ----------------  ---------------- ---------------- -----------------
Net loss applicable to holders of              ($5,451)       ($3,893,923)      ($15,737,387)     ($2,463,963)     ($3,751,973)
common stock (2)

Weighted average number of
common shares outstanding                            4             33,162             38,127           37,038           33,553

Weighted average number of
common equivalent shares
outstanding (3)                                     --                 --                 --               --               --
                                         ------------------- ----------------  ---------------- ---------------- -----------------
Weighted average number of
common and common equivalent
shares outstanding                                   4             33,162             38,127           37,038           33,553
                                         =================== ================  ================ ================ =================
Basic and diluted net loss per share        ($1,362.75)          ($117.42)          ($412.76)         ($66.53)        ($111.82)
                                         =================== ================  ================ ================ =================

(1) See discussion of computation of historical net loss per share in Note 2 to Consolidated Financial Statements.

(2) The Company's 1995 fiscal year is for the period from October 10, 1995 (inception) through December 31, 1995.

(3) Due to the Company's net losses to date, inclusion of common equivalent shares in the computation of diluted net loss per share would be antidilutive and therefore is not presented.